EXHIBIT 10.2
[iEXALT Logo]                JONATHAN C. GILCHRIST
                            EXECUTIVE VICE PRESIDENT
                                  4301 WINDFERN
                              HOUSTON, TEXAS 77041
                                 (281) 600-4000



      July 6, 1999

      Mr. Stan Coffee
      130 Woodhill Road
      Kerrville, TX 78208


                  Re:  Contract for services to iEXALT, Inc.


      Dear Mr. Coffee:

      Pursuant to our earlier discussions, iEXALT hereby offers you a position as VP Sales & Marketing of iEXALT, Inc. You will be hired initially as a consultant at a rate of $8,000 per month. You will be converted to employee status at such time as the Company institutes an employee and benefits program.
      You will be given a cash bonus, paid annually, based on $1.00 per new paying customer added during the previous 12 months not to exceed two times salary. In other words, if we add 100,000 net paying customers during the 12-month period ending 7/1/2000, then you would earn a cash bonus of $100,000.
      In additional, you will be allowed to purchase 100,000 shares of iEXALT common stock at a price of $0.222 per share (the founder's price) within 30 days of your hire date as a consultant. You will also be granted options to purchase 300,000 shares of iEXALT common stock at a price of $1.80 per share that would be exercisable 1/3 when the number of paying customers of iEXALT exceeds 100,000, 1/3 when the number of paying customers exceeds 200,000, and 1/3 when the number of paying customers exceeds 300,000.
      Welcome aboard, we are excited to have you as part of the team.


Sincerely,


Jonathan Gilchrist